Exhibit 99

Report of Audit Committee

GREAT NORTHERN IRON ORE PROPERTIES

Report of Audit Committee

Year Ended December 31, 2007

The Audit Committee oversees the Trust’s financial reporting process on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Trust’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Trust including the matters in the written disclosures required by the Independence Standards Board.

The Audit Committee discussed with the Trust’s independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Trust’s internal controls and the overall quality of the Trust’s financial reporting.

The Board of Trustees accepted the Audit Committee’s reappointment of Ernst & Young LLP as independent auditors to the financial statements of the Trust for the year 2007. All audit and non-audit services (printing and reproduction services) were preapproved by the Audit Committee. Estimated fees in 2007 for the annual audit services are $73,700, for audited-related services are $1,300, for tax services are $0 and for all other services are $3,000. Fees paid in 2006 for the annual audit services were $75,750, for audit-related services were $1,300, for tax services were $0 and for all other services were $2,750.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Respectfully submitted,

/s/ Robert A. Stein
Robert A. Stein, Audit Committee Chairman

/s/ Roger W. Staehle
Roger W. Staehle, Audit Committee Member

/s/ John H. Roe, III
John H. Roe, III, Audit Committee Member	Dated:	February 13, 2008